Mail Stop 4631

                                                          February 15, 2018

Via E-mail
Mr. John Gorey
Chief Financial Officer
Foundation Building Materials, Inc.
2741 Walnut Ave., Suite 200
Tustin, CA 92780

       Re:    Foundation Building Materials, Inc.
              Form 10-K for the year ended December 31, 2016
              Filed March 28, 2017
              File No. 1-38009

Dear Mr. Gorey:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                          Sincerely,

                                                          /s/ John Cash

                                                          John Cash
                                                          Branch Chief
                                                          Office of
Manufacturing and
                                                          Construction